Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 1 of the Registration Statements (Form S-8) pertaining to 1,551,374 shares of common stock of Wellsford Real Properties, Inc. that have been or may be issued pursuant to the Wellsford Real Properties, Inc. Rollover Stock Option Plan, Wellsford Real Properties, Inc. 1997 Management Incentive Plan and the Wellsford Real Properties, Inc. 1998 Management Incentive Plan of Wellsford Real Properties, Inc. and to the incorporation by reference therein of our report dated January 31, 2006 with respect to the consolidated financial statements of Wellsford/Whitehall Group, L.L.C. and Subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in members’ equity, and cash flows for each of the three years in the period ended December 31, 2005, which report appears in the December 31, 2005 Annual Report (Form 10-K) of Wellsford Real Properties, Inc.

/s/ ERNST & YOUNG LLP

Dallas, Texas

June 6, 2006